UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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ORTHOVITA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORTHOVITA, INC.

77 GREAT VALLEY PARKWAY

MALVERN, PENNSYLVANIA 19355

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On July 26, 2010

DEAR ORTHOVITA SHAREHOLDERS:

The Annual Meeting of ORTHOVITA, INC. will be held at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103, on Monday, July 26, 2010 at 4:00 p.m., local time, for the following purposes:

1.	To elect seven directors to serve on our Board of Directors until the next Annual Meeting of Shareholders or until their respective successors have been properly elected or appointed.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

3.	To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

We have elected to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. These rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Holders of Orthovita’s Common Stock of record at the close of business on April 27, 2010 are entitled to notice of the meeting and to vote at the meeting and at any postponements or adjournments.

By Order of the Board of Directors,

CHRISTINE J. ARASIN

Corporate Secretary

Malvern, Pennsylvania, USA

April 30, 2010

YOUR VOTE IS IMPORTANT. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING

IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU

TO VOTE VIA THE INTERNET, BY TELEPHONE OR, IF YOU HAVE RECEIVED A PRINTED SET

OF PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD

IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

ORTHOVITA, INC.

77 GREAT VALLEY PARKWAY

MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Orthovita, Inc. (“Orthovita” or the “Company”) for use at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania, on Monday, July 26, 2010, at 4:00 p.m., local time, and at any postponements or adjournments thereof. We intend to make this proxy statement available via the Internet and begin mailing this proxy statement and the accompanying proxy card to shareholders on or about April 30, 2010.

ABOUT THE MEETING

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?

	Proposal	Board Recommendation
No. 1	Election of seven directors to serve on our Board of Directors for the ensuing year or until their respective successors have been properly elected or appointed	FOR each nominee

No. 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010	FOR

Who is entitled to vote?

Only shareholders of record on April 27, 2010, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Why did I receive in the mail a one-page Notice of Internet Availability of Proxy Material instead of a full set of printed proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Material (the “Notice”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy material over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy material for the Annual Meeting on the Internet; and

•	instruct us to send our future proxy material to you electronically by email.

Choosing to receive your future proxy material by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment. If you choose to receive future proxy material by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy material by email will remain in effect until you terminate it.

How do I vote?

If you are a record holder:

There are three ways to vote—via the Internet, by telephone from the U.S. or Canada, or by mail.

(1)	To vote online via the Internet, follow the “VOTE BY INTERNET” instructions on the proxy card. The proxy card has your unique and confidential control number. You must access our transfer agent’s website directly to vote your shares. Do not discard your login number and password, since it will be needed if you choose to revoke your vote at a later time.

(2)	To vote by telephone, follow the “VOTE BY TELEPHONE” instructions on the proxy card. The proxy card has your unique and confidential control number at the bottom of the page.

(3)	To vote by mail, complete, sign, date and return the proxy card in the prepaid envelope.

Proxies that are properly voted and are received by Orthovita prior to the meeting will be voted in accordance with the instructions contained thereon. The deadline for voting via the Internet or by telephone is 11:59 p.m. Eastern Daylight Time on July 25, 2010. If you return your signed proxy card but do not mark the boxes showing how you wish to vote and the executed proxy is not revoked, your shares will be voted:

•	FOR the election of all director nominees named in this proxy statement; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

If your shares are held in “street name” by brokers, banks or other financial institutions:

The SEC has approved a change to a New York Stock Exchange (“NYSE”) rule affecting the manner in which brokers, banks and other financial institutions, which are members of the NYSE, vote shares held in their names for the accounts of their customers. Thus, if you hold your shares in “street name” through a broker, bank or other financial institution, this NYSE rule change will alter the manner in which the voting of your shares in the election of directors will be handled at the Annual Meeting.

In the past, if you did not transmit your voting instructions before the annual meeting, your broker was allowed to vote on your behalf in the election of directors and with respect to other matters considered to be “routine” under the NYSE’s rules. As a result of the NYSE rule change, the election of directors and certain other matters no longer are considered “routine” matters. Therefore, effective January 1, 2010, your broker no longer is permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. Accordingly, for your vote to be counted, you now will need to communicate your voting instructions to your broker, bank or other financial institution before the date of the Annual Meeting.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm is considered “routine” under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period of time prior to the Annual Meeting.

The method by which you seek to cast your vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

Can I revoke my proxy?

Yes. You have the right to revoke your proxy, whether voted by telephone, by Internet or by mail at any time before it is voted at the Annual Meeting by:

(a)	notifying the Corporate Secretary at the address shown on the Notice of the Annual Meeting;

(b)	voting in person;

(c)	returning a later dated proxy card; or

(d)	voting via the Internet or by telephone at a later date (only the latest vote you submit will be counted).

If you vote via the Internet or by telephone, the deadline for your vote is 11:59 p.m., Eastern Daylight Time, on July 25, 2010.

Who will count the votes?

Our transfer agent, StockTrans, Inc., will serve as judge of election for the Annual Meeting. Representatives of StockTrans, Inc. will count the votes.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to the transfer agent, and handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit the transfer agent to tabulate and certify the vote; and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.

How many shares can vote?

As of the record date for the Annual Meeting, there were 76,797,461 shares of our Common Stock (“Common Stock”) outstanding. A record holder of outstanding shares of Common Stock on the record date is entitled to one vote per share held on each matter to be considered.

What is a “quorum”?

There must be a quorum for the meeting to be held. The presence at the Annual Meeting, by person or by proxy, of shareholders representing a majority of the votes represented by the Common Stock is necessary to constitute a quorum for the transaction of business. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. A WITHHELD vote will also be counted for purposes of determining whether a quorum is present.

What vote is required to approve each proposal?

Proposal No. 1: Election of Directors. Assuming the presence of a quorum, nominees for director must receive a plurality of the votes cast to be elected. This means that the seven candidates receiving the highest number of votes will be elected.

Proposal No 2: Ratification of KPMG LLP. Assuming the presence of a quorum, holders of record of our Common Stock present, in person or by proxy, at the Annual Meeting will approve Proposal 2 if they cast more votes in favor of the proposal than against the proposal.

Any other proposal that may properly be brought before the meeting must receive the affirmative vote of a majority of the votes cast by the shareholders. Neither abstentions nor withheld votes will have any effect on the outcome of the vote, but both abstentions and withheld votes will be counted for the purposes of determining whether a quorum is present.

What are broker non-votes?

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes have no effect on a vote. However, if a broker or other nominee has the authority to vote on any matter considered at the meeting, other than a procedural matter, and submits a proxy with respect to that matter, the shares subject to the vote will be deemed to be present for the purposes of determining whether a quorum is present.

Who can attend the Annual Meeting?

All shareholders of record as of April 27, 2010 may attend.

Will voting on any other business be conducted?

The Company does not know of any business to be considered at the Annual Meeting other than consideration of the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card and your vote by telephone or via the Internet gives authority to each of the persons named on the proxy card to vote on such matters at his or her discretion.

How will proxies be solicited?

The Company will pay the cost of solicitation of proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in doing so. To the extent necessary in order to ensure sufficient representation at the meeting, the Company may request, in person, by telephone or telecopy, the return of proxy cards. This solicitation may be made by the Company’s directors, officers or regular employees. The Company may also employ an outside firm to assist in the solicitation of proxies at the Company’s expense.

Can a shareholder recommend a candidate for nomination as a director of Orthovita?

As a shareholder, you may recommend any person as a nominee for election as a director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Orthovita, Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355. For the election of directors at the 2011 Annual Meeting of Shareholders, if such meeting is called for a date between June 26, 2011 and August 26, 2011, we must receive written notice on or after April 27, 2011 and on or before May 27, 2011. For election of directors at the 2011 Annual Meeting of Shareholders, if such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first.

The recommendation must indicate the following:

•	the name, residence and business address of the recommending shareholder;

•	a representation that the recommending shareholder is a record holder of our Common Stock or holds our Common Stock through a broker;

•	the number of shares held by the recommending shareholder;

•	information regarding each recommended person that would be required to be included in a proxy statement;

•	a description of any arrangement or understanding between the shareholder and each recommended person; and

•	the written consent of each recommended person to serve as a director, if elected.

See page 43 of this proxy statement for instructions on how to submit other types of shareholder proposals that are intended to be presented at the annual meeting of shareholders in 2011.

Where can I get additional information about Orthovita?

This proxy statement and Orthovita’s Annual Report to Shareholders are also available at www.stocktrans.com/eproxy/orthovita2010. Orthovita’s Annual Report on Form 10-K for the year ended December 31, 2009 is also available on Orthovita’s website at www.orthovita.com under “Investors,” then “SEC Filings.”

GOVERNANCE OF THE COMPANY

What principles has the Board established with respect to corporate governance?

•

Corporate Governance Guidelines. Our Corporate Governance Guidelines provide the framework for the Board’s role in the governance of the Company. The guidelines include the Board’s policies regarding Board size, director independence, qualification, responsibilities, access to management and outside advisors, and the evaluation of the Chief Executive Officer’s performance. They also provide that directors shall annually evaluate the performance of the Board and the Board committees.

•

Board Committee Charters. The Board has adopted a charter for each standing committee of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters comply with the requirements of applicable laws and SEC rules and the listing standards of the NASDAQ Stock Market.

•

Code of Conduct. The Board has adopted a Code of Conduct applicable to all of its directors, officers and other employees. Among other things, the Code of Conduct encourages a culture of honesty, accountability and mutual respect, provides guidance to recognize and deal with ethical issues, and provides mechanisms to report unethical conduct. Adherence to this Code of Conduct assures that our directors, officers and employees are held to the highest standards of business integrity. The Code of Conduct covers areas such as conflicts of interest, insider trading and compliance with laws and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Audit Committee oversees the Company’s compliance with the Code of Conduct. The Company intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Company’s Code of Conduct by disclosing such matters in the Company Profile—Corporate Governance section of its website.

Orthovita’s Corporate Governance Guidelines, Board committee charters and the Code of Conduct are available on Orthovita’s website. Shareholders may access these documents on the Company Profile—Corporate Governance page of Orthovita’s website at www.orthovita.com. Orthovita’s website is not part of this proxy statement and references to Orthovita’s website address are intended to be inactive textual references only.

What is the composition of the Board and how often are members elected?

Currently there are seven members of the Board. Each member’s term will expire at the Annual Meeting. As discussed in Proposal 1 of this proxy statement, the Board is recommending that you re-elect at the Annual Meeting each of these seven members for an additional one-year term.

Which directors are independent and how does the Board make that determination?

The Board of Directors has determined that each of R. Scott Barry, Morris Cheston, Jr., Mary Paetzold, Paul G. Thomas, William E. Tidmore, Jr. and Paul Touhey is an independent director within the meaning of the rules of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee and the Compensation Committee is an independent director within the meaning of the rules of the NASDAQ Stock Market, including additional rules relating to Audit Committee members.

No director is deemed independent unless the Nominating and Corporate Governance Committee determines that the director has no material relationship with the Company. The Board has also adopted categorical standards for independence that the Board uses when determining independence of a director.

Do independent directors meet separately in regularly scheduled executive sessions?

The independent directors meet at regularly scheduled meetings without the presence of any director who is not independent. The independent directors also meet periodically throughout the year as deemed necessary.

How can I communicate with directors?

Shareholders or interested persons may send communications to the Board in writing, addressed to the full Board of Directors or to the independent directors, c/o the Corporate Secretary, Orthovita Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355, telephone 610-640-1775 or email to: investorrelations@orthovita.com. Shareholders and other interested parties may contact the Audit Committee to report complaints about Orthovita’s accounting, internal accounting controls or auditing matters by writing the Audit Committee c/o the Compliance Officer, Orthovita, Inc., at the same address. All written communications so addressed will be promptly forwarded to the specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate by the Compliance Officer. You can report your concerns to the Board, the independent directors or the Audit Committee anonymously or confidentially.

How often did the Board meet in 2009?

The Board held nine meetings during 2009, of which three were held telephonically. Each director attended at least 75% of all the meetings of the Board and committees of the Board on which he or she served in 2009.

What is the Company’s policy regarding Board members’ attendance at the annual meeting?

It is the Board’s policy that directors should attend Orthovita’s Annual Meeting of Shareholders absent exceptional cause. All Board members standing for election at our 2009 annual meeting were in attendance at that meeting.

What are the committees of the Board and what are their functions?

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. These committees, their principal functions and their respective memberships are described below.

Audit Committee

The Audit Committee provides oversight of the quality and integrity of Orthovita’s financial statements, internal controls and financial reporting process. In addition, the Audit Committee oversees Orthovita’s process to manage business and financial risks and compliance with legal, ethical and regulatory requirements. The Audit Committee meets at least quarterly with management and the Company’s outside independent registered public accounting firm to discuss Orthovita’s consolidated financial statements and earnings press releases prior to any public release or filing of the information, reviews the performance and independence of the Company’s independent registered public accounting firm, selects Orthovita’s independent registered public accounting firm and pre-approves all audit and non-audit services rendered by Orthovita’s independent registered public accounting firm.

As of December 31, 2009, the members of the Audit Committee were Mary Paetzold, Chairperson, Morris Cheston, Jr. and William E. Tidmore, Jr.

The Board has determined that Mary Paetzold qualifies as an “audit committee financial expert” as that term is defined in SEC regulations, and, therefore, Ms. Paetzold qualifies as a financially sophisticated audit committee member as required by rules of the NASDAQ Stock Market.

The Audit Committee held five meetings during 2009, none of which was held telephonically.

Compensation Committee

The Compensation Committee is responsible for reviewing and determining the Company’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other Company employees. In addition, the Compensation Committee reviews compensation arrangements and incentive goals for executive officers and oversees the administration of Orthovita’s compensation plans. The Compensation Committee reviews the performance of executive officers, awards incentive compensation and adjusts compensation arrangements as appropriate based upon performance.

As of December 31, 2009, the members of the Compensation Committee were Paul G. Thomas, Chairperson, R. Scott Barry and Paul Touhey.

The Compensation Committee held nine meetings during the year ended December 31, 2009, four of which were held telephonically.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Governance Committee”) assists the Board in fulfilling its responsibilities regarding the oversight of the composition of the Board and other corporate governance matters. Among its other duties, the Governance Committee advises the Board regarding the operations of the Board and recommends to the Board the director nominees for election as directors at the next annual meeting of shareholders, as well as individuals to fill vacancies on the Board. In addition, the Governance Committee recommends to the Board the responsibilities, structure, operation and membership of each Board committee. The Governance Committee oversees the Board’s annual evaluation of its performance and the performance of other Board committees. In addition, the Governance Committee develops and recommends to the Board corporate governance guidelines for Orthovita and periodically reviews such guidelines.

As of December 31, 2009, the members of the Governance Committee were Morris Cheston, Jr., Chairperson, R. Scott Barry and Paul Touhey.

The Governance Committee held five meetings during the year ended December 31, 2009, two of which were held telephonically.

How are nominees for the Board selected?

The Governance Committee considers candidates for Board membership. In evaluating potential candidates, the Governance Committee will consider, among others things, the degree to which a potential candidate fulfills a current Board need (e.g., the need for an audit committee financial expert), as well as the candidate’s ability and commitment to understand Orthovita and its industry and to devote the time necessary to fulfill the role of director (including, without limitation, regularly attending and participating in meetings of the Board and its committees). Our Corporate Governance Guidelines set forth the criteria for director nominees, which encompass a consideration of the overall competency of the Board in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; (vii) crisis management; and (viii) corporate governance. Our Governance Committee actively considers potential Board nominees from time to time to determine such individuals’ qualifications under our Corporate Governance Guidelines, which contemplate a Board consisting of members from diverse backgrounds and with a broad spectrum of experience and expertise. In identifying director nominees, the Governance Committee also considers the background, professional experience, education, skill set and other factors commonly thought of as diversity of the candidates, but does not have a formal diversity policy. The Governance Committee and the Board assess the effectiveness of our process for identifying potential Board nominees through the Board’s annual evaluation of its performance and the performance of the Governance Committee.

As described above under “About the Meeting—Can a shareholder recommend a candidate for nomination as a director of Orthovita?” the Governance Committee will consider for nomination Board candidates recommended by shareholders if specified procedures are followed. The Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board, management, shareholders or others.

What is the Board’s leadership structure?

Our Chairman of the Board is not an executive officer of the Company. We believe this structure contributes to prudent corporate governance by increasing the degree of independence of our Board and enhancing transparency into the Chief Executive Officer’s (“CEO”) actions. In our view, separating the role of Chairman of the Board and CEO facilitates the ability of the Chairman to monitor the CEO and the Company’s overall performance on behalf of the shareholders.

What is the Board’s role in risk oversight?

To optimize risk management, each of our Board committees oversees certain risks specific to its area of focus and expertise. Our Audit Committee oversees business and financial risks, our Compensation Committee oversees risks arising from compensation practices, and our Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution. When reviewing management’s business plans, the full Board evaluates threats to the accomplishment of corporate goals and considers the balance between risk and reward. As part of their risk management procedures, the Board and our Board committees consider the Company’s vulnerabilities and its level of preparedness. We believe that separating the Chairman of the Board and the CEO functions enhances risk oversight of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects Orthovita’s independent registered public accounting firm.

As described more fully in its charter, the Audit Committee provides oversight of the quality and integrity of Orthovita’s consolidated financial statements, internal controls and financial reporting process, and Orthovita’s process to manage business and financial risks and compliance with legal, ethical and regulatory requirements. In addition, the Audit Committee interacts directly with and evaluates the performance of the independent registered public accounting firm, including by determining whether to engage or dismiss the independent registered public accounting firm, determining compensation of the independent registered public accounting firm and monitoring the independent registered public accounting firm’s qualifications and independence.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, and evaluation of the effectiveness of Orthovita’s internal control over financial reporting. KPMG LLP, Orthovita’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board. In addition, KPMG LLP expresses an opinion on the effectiveness of Orthovita’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited consolidated financial statements in the 2009 Annual Report with management. In addition, the Audit Committee has reviewed management’s evaluation of the effectiveness of Orthovita’s internal control over financial reporting. Management represented to the Audit Committee that Orthovita’s consolidated financial statements included in the 2009 Annual Report were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm (i) the audited consolidated financial statements; (ii) their opinion regarding the consolidated financial statements and their opinion regarding the effectiveness of Orthovita’s internal control over financial reporting pursuant to Public Company Accounting Oversight Board Auditing Standard No. 5 and (iii) the matters required to be discussed in accordance with the Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended.

Orthovita’s independent registered public accounting firm also provided the Committee with the written disclosures regarding independence, and the Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the representations, review and discussion described above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Orthovita’s Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted on April 30, 2010 by the members of the Audit Committee of the Board of Directors:

Mary Paetzold, Chairperson

              Morris Cheston, Jr.

       William E. Tidmore, Jr.

EXECUTIVE OFFICERS OF ORTHOVITA

The names, business experience and ages of Orthovita’s current executive officers are listed below:

Name	Business Experience	Age
Antony Koblish	An executive with over 18 years of experience in the orthopedic industry, Mr. Koblish has served as President and Chief Executive Officer of Orthovita since April 2002, after serving as Senior Vice President of Orthovita’s Commercial Operations since June 2001. From January 1999 to June 2001, Mr. Koblish managed Orthovita’s Worldwide Marketing division. Prior to 1999, Mr. Koblish served as Director of Marketing and Product Development, Reconstructive Specialty Group of Howmedica, Inc., a subsidiary of Pfizer Inc. Mr. Koblish serves on the board of Pennsylvania Bio, a trade association representing Pennsylvania’s biosciences community. He earned a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Science degree in Engineering, Mechanical Engineering and Applied Mechanics from the University of Pennsylvania.	44

Nancy C. Broadbent	Ms. Broadbent has served as Orthovita’s Senior Vice President and Chief Financial Officer since May 2009. Prior to joining Orthovita, Ms. Broadbent held various positions with CollaGenex Pharmaceuticals, Inc., a specialty pharmaceuticals company which was acquired by Galderma Pharma S.A. in 2008. Ms. Broadbent served as Senior Vice President and Chief Financial Officer of CollaGenex from February 2006 to April 2008, and as Chief Financial Officer from March 1996 to February 2006. From October 1994 until March 1996, Ms. Broadbent served as Senior Vice President, Chief Financial Officer and a director of Human Genome Sciences, Inc., a pharmaceuticals company. From January 1993 to October 1994, Ms. Broadbent served as Vice President and Chief Financial Officer of Cangene, Inc., a biopharmaceutical company. Prior to that, Ms. Broadbent spent over 10 years in corporate finance positions with Wall Street investment banks, including Salomon Brothers, Inc. and PaineWebber Incorporated. Ms. Broadbent earned a Bachelor of Arts degree from the University of Virginia and a Master of Business Administration degree in Finance from Columbia University School of Business.	54

Maarten Persenaire, M.D.	Dr. Persenaire has served as Orthovita’s Chief Medical Officer since April 1999. Prior to joining Orthovita, Dr. Persenaire was Vice President of Clinical Affairs at AcroMed Corporation, a DePuy-Johnson & Johnson company. Fluent in four languages, Dr. Persenaire received his medical degree from Groningen University in The Netherlands in 1982 and served his residencies in internal medicine and surgery at St. Geertruiden and Naval Hospitals in The Netherlands.	53

Christopher H. Smith	Mr. Smith has been Orthovita’s Senior Vice President of Sales and Marketing since July 2007 after serving as Senior Vice President of U.S. Sales from March 2006 to June 2007 and Vice President, Sales from February 2004 to February 2006. From 1999 to 2004, he was a group director at Medtronic Neurologic Technologies, a division of Medtronic, Inc. From 1992 to 1999, Mr. Smith founded and was President of ThoroughMed Inc., a spine, neurosurgery and biomaterials distributor agency based in New York. ThoroughMed was acquired by Medtronic in 1999 and incorporated into Medtronic’s Neurologic Technologies sales division.	49

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions concerning the compensation of our Chief Executive Officer (“CEO”), the persons who served as our Chief Financial Officer (“CFO”) during 2009 and four other individuals who served as executive officers during 2009 (collectively, the “Named Executive Officers” or “NEOs”). This information describes the manner and context in which compensation is awarded to and earned by the NEOs and provides perspective on the tables and narrative that follow.

Who is responsible for determining the Company’s compensation philosophy?

The Compensation Committee of our Board of Directors (the “Compensation Committee” or the “Committee”) has responsibility for determining the Company’s compensation philosophy and for reviewing all compensation decisions for NEOs. With respect to decisions concerning the CEO’s cash and equity compensation, the Committee submits its recommendations to the independent members of the Board for approval. The Committee approves all decisions concerning cash and equity compensation of NEOs other than the CEO, provided that the full Board approves significant changes to incentive compensation programs. The Committee has engaged Radford, an AON Consulting Company, an independent, outside compensation consulting firm with substantial experience in the life sciences industry, to advise the Committee on matters related to the compensation of the NEOs. Radford reports directly to the Committee. In addition, the Company’s Human Resources Department works with the compensation consultant to benchmark all Company positions against survey data for comparative companies, compiles the annual compensation data for each NEO and provides other support services to the consultant. Our Human Resources Department does not direct or oversee the activities of the consultant retained by the Committee.

What are the objectives of the Company’s executive compensation program?

The primary goal of our executive compensation program is to align the interests of our executive officers and shareholders. Our compensation philosophy promotes the achievement of the Company’s annual and long-term performance objectives, as approved by the Board, in an effort to ensure that the executive officers’ interests are aligned with the success of Orthovita. Our compensation program is structured to provide compensation opportunities designed to enable us to attract, retain and motivate superior executive personnel. This philosophy contemplates that the compensation of each executive officer should be influenced significantly by the executive officer’s performance, measured by both financial and non-financial performance and the executive officer’s overall level of experience, as well as other subjective factors applied by the Committee and management.

The Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term strategic value for shareholders with components based upon the execution of shorter-term tactical goals. The Committee believes that it has instituted an executive compensation program which:

•	Attracts and retains talented management;

•	Provides both short-term and long-term incentives without encouraging excessive or unnecessary risk-taking;

•	Focuses performance on the achievements of Orthovita’s objectives; and

•	Is consistent with shareholder interests.

What process does the Committee follow to implement the executive compensation program?

The Committee reviews the effectiveness and competitiveness of the program in the context of the Company’s compensation philosophy and program objectives, with the assistance of the Committee’s compensation consultant. The consultant works with both the Committee and management to provide information and guidance regarding market practices and trends and to provide an independent point of view regarding compensation proposals. The consultant supplies both data from a peer group and published compensation surveys for compensation comparisons. The data shows compensation delivered by certain comparable publicly-traded biotechnology, life sciences and medical device companies to similarly situated officers. This data provides useful comparisons that are used as a guide when establishing compensation packages for our executives.

The Committee believes that the Company’s shareholders are best served when the Company can attract and retain talented executives by providing compensation packages that are competitive but fair. When assessing compensation, the Committee and the consultant analyze each component of compensation as well as the total cash compensation and total overall compensation, including long-term incentive awards. When structuring the executive compensation program, the Committee generally seeks to position total compensation for our NEOs at the 50th percentile range of the survey and peer group data. However, consideration of all factors by the Committee may result in variations from the 50th percentile. While the Committee concurs with Radford’s views that total cash compensation is competitive if within the range of 15% above or below total cash compensation at the 50th percentile for comparable executives, and that long-term compensation is competitive if within the range of 30% above or below long-term compensation at the 50th percentile for comparable executives, the Board and the Committee may establish compensation outside these ranges for various reasons. These reasons may include differences in experience, responsibilities, performance and ability of the particular executive as compared to similarly situated officers at comparable publicly-traded biotechnology, life sciences and medical device companies. After reviewing those benchmarks, the Committee’s final determinations for executives’ total compensation reflect consideration of the Company’s and each executive officer’s performance, internal and external comparisons and other factors.

How did the Committee select the peer group and use compensation survey information?

In furtherance of the Company’s compensation objectives, the Committee retained Radford to assist it with selecting a peer group of companies that are similarly situated to the Company. In late 2007, Radford identified public U.S.-headquartered companies in the biotechnology, medical device, and medical diagnostic marketplaces with approximately 175 to 550 employees, annual revenue of $38 million to $130 million, market capitalization in a range of $130 million to $800 million and with similarities to the Company in terms of financial profile, development stage, product focus, growth potential and revenue and headcount projections. Based on the initial set of companies identified by Radford, the Committee determined to eliminate from the peer group three generic pharmaceutical companies since their product focus was different from the Company’s medical device business, one company with a market capitalization significantly higher than the Company’s market capitalization, and another company whose stock no longer traded on a securities exchange. The Committee also decided to add to the peer group several companies with a financial profile similar to that of the Company as described above. The Committee selected the following companies as the final peer group for purposes of recommending salary and target bonus amounts for 2009:

Abaxis, Inc.	Exactech, Inc.	Osteotech, Inc.
Abiomed	Kensey Nash Corporation	Palomar Medical Technologies
AngioDynamics	Lifecore Biomedical, Inc.	Possis Medical, Inc.
Atricure, Inc.	Micrus Endovascular	Regeneration Technologies, Inc.
Conceptus	Monogram Biosciences, Inc.	Spectranetics
Cutera	Neogen Corporation	Tutogen Medical

As part of its regular process for reviewing and updating the peer group companies, the Committee modified the peer group in July 2009 based on more current information provided to it by Radford. The Committee eliminated from the prior peer group those companies that had been acquired or become poor comparisons for the Company due to a material change in their financial profile since late 2007. In addition, the Committee refined the peer group criteria to more accurately reflect management’s expectations for headcount and revenue growth as of mid-2009. As a result, the updated peer group criteria consisted of publicly-traded U.S. companies in the medical devices and biosurgery market space that are either profitable or nearing profitability, with approximately 108 to 975 employees, annual revenue of $40 million to $360 million, market capitalization in a range of $150 million to $1.3 billion and strong revenue growth rates over the past three years. The new criteria resulted in several additions to the prior peer group. The Committee selected the following companies as the final peer group for purposes of recommending salary and target bonus amounts for 2010 and for equity compensation awards for 2009 performance:

Abaxis, Inc.	Cryolife, Inc.	Neogen Corporation
Abiomed	Exactech, Inc.	NuVasive
Alphatec Holdings, Inc.	Genomic Health, Inc.	OraSure
AngioDynamics	Kensey Nash Corporation	Osteotech, Inc.
ATS Medical, Inc.	Meridian BioSciences	Quidel Corporation
Cepheid	Micrus Endovascular	RTI Biologics
Conceptus	Natus Medical Inc.	Surmodics, Inc.

What are the individual components of the executive compensation program and why does the Company choose to pay them?

Our executive compensation program includes three key components: base salary; an annual cash performance bonus; and long-term incentive compensation in the form of stock options and/or other stock-based awards.

Base salary and related benefits are a fundamental element of overall pay and are geared toward attracting and retaining the executive officer. Annual and long-term incentives play an important role in motivating executive performance, retaining executives and aligning executive pay practices with the interests of shareholders. The variable or at-risk elements of annual and long-term incentive compensation are designed to reward the achievement of both short- and long-term goals.

Base Salary. The annual base salary is designed to compensate NEOs for their sustained performance and level of responsibility, and is established by the subjective evaluation of the NEO’s performance and experience. The CEO provides evaluations of NEOs (other than himself) to the Committee as part of this process. The Compensation Committee approved all 2009 salary adjustments for NEOs other than the CEO and presented its recommendation for the CEO’s 2009 salary to the full Board, which approved the salary increase. Adjustments in annual base salaries from the preceding year were designed to reflect performance and maintain competitive compensation.

Taking into consideration the responsibilities and performance of each NEO, as well as the comparative survey and peer group data, we adjusted the NEOs’ 2009 salary rates by the percentages indicated in the chart below.

Name	2009 Adjusted Salary	Percentage Increase over 2008 Salary
Antony Koblish	$343,500	5.0%
Albert J. Pavucek, Jr.	$219,300	2.0%
Christopher H. Smith	$255,500	9.6%
Maarten Persenaire	$260,000	4.0%
Douglas Low	$183,452	2.0%
David J. McIlhenny	$213,200	4.0%

With the exception of Mr. Smith, no NEO had a base salary increase exceeding 5.0%. Mr. Smith’s base salary increase partially reflected the completion of a process to transitioning his cash bonus from a sales-based plan to a corporate bonus plan to better align his compensation structure with overall corporate goals such as productivity, revenue and operating margin. Mr. Smith’s 2009 cash compensation components were restructured from those in effect during 2008 through the elimination of a quarterly sales bonus program for him and an increase in both his target bonus under our Annual Target Performance Bonus program (discussed below) and his base salary. This restructuring resulted in an increase to Mr. Smith’s salary of $22,500 and a net decrease in Mr. Smith’s overall annual target bonus opportunity of approximately $3,000.

In May 2009, we appointed Nancy C. Broadbent as our Senior Vice President and Chief Financial Officer. Based on the comparative data provided by Radford for her position, the Compensation Committee approved an initial base salary of $280,000 for Ms. Broadbent.

Under the terms of our retention agreement with Mr. Pavucek, following his transition from our Chief Financial Officer to our Principal Financial Consultant, Mr. Pavucek received an annual base salary of $219,300 with respect to his service to the Company in that capacity during a portion of 2009.

Annual Target Performance Bonus.

Overview. The Annual Target Performance Bonus program is established in order to promote the achievement of the Company’s annual performance objectives. The CEO and all officers reporting to the CEO are eligible to participate in the Annual Target Performance Bonus program. The Annual Target Performance Bonus program consists of two factors: Company and individual. The Company factor represents the degree to which we achieved our overall corporate goals in a given year. For the individual factor, each employee is given an individual rating by his or her supervisor to reflect the employee’s performance against his or her goals for the year. For the NEOs, the performance bonus awarded is based upon overall achievement of the annual Company performance objectives (70% weighting) and individual performance for the year (30% weighting). We believe it is appropriate to allot a higher weighting to the Company factor in order to ensure that the bonus system for our management team is closely tied to our performance. Under the Annual Target Performance Bonus plan, there is a minimum achievement level for each corporate goal below which no payout is earned for that particular goal, and a maximum capped payout under the program for each NEO equal to 200% of the NEO’s target bonus. In addition, the program has a funding threshold that must be satisfied in order for NEOs to receive any portion of the cash bonus under the program; however, the Committee has the discretion to pay the bonus in equity or a combination of equity and cash if the funding threshold is not met. For 2009, the funding threshold was a minimum cash balance at December 31, 2009, which was satisfied and all bonuses were paid in cash. In addition, the Committee has the ability to modify payouts under the program based on individual performance or other factors. Bonuses, if any, are paid during the first quarter of the year immediately following the year of measurement.

Corporate Performance Objectives. The overall corporate goals are established by the Board based on recommendations by the Committee early each year. The objective is to link the NEOs’ bonus opportunity directly to common goals tied to Company performance consistent with the NEOs’ management of the entire Company. The Board sets a limited number of goals to better focus actions on identified, strategic business objectives. Each goal is separately weighted. If the Company’s achievement of a particular goal surpasses the target goal, additional value for such goal is assigned when calculating the performance bonus. Similarly, if the Company’s achievement of a particular goal falls below the target, the bonus amount attributable to that goal decreases.

Shortly after the end of each year, the Compensation Committee determines the degree to which each Company goal has been achieved. The targeted Company objectives for 2009 and corresponding weight given to each were as follows: 2009 top line sales revenue growth to $95.9 million (30%); achievement of budgetary goals, which consisted of a targeted net loss of $3.5 million for 2009 (15%) and cash position of $24.5 million at year-end (15%); FDA regulatory clearance of CORTOSS (10%); successful submission of three premarket approval supplement regulatory filings with the FDA to ensure supply continuity of the Company’s Vitagel product (10%); and the achievement of certain product development goals (20%). In March 2010, the Compensation Committee considered the Company’s degree of achievement of the 2009 corporate performance objectives, including sales revenue of $92.9 million; a net loss of $2.7 million and a cash position of $25.1 million, in each case net of adjustments of $1.2 million for an unbudgeted product development opportunity; as well as the full achievement of regulatory, operational and product development goals, and determined that 107% of the 2009 corporate performance objectives had been achieved. In accordance with its policy for considering adjustments in limited circumstances to the level of achievement of goals established at the beginning of each year, the Committee approved the adjustments to the net loss and year-end cash target achievement determinations described above because the product development investment at issue arose after the beginning of 2009 and was perceived by the Board as an opportunity to create value for the Company.

Individual Performance Objectives. The Committee also considers achievement of individual objectives and milestones during the year when making final bonus decisions. These considerations may increase or decrease the individual’s actual bonus amount. The CEO presents to the Committee his evaluation of each executive officer reporting directly to him, and the Committee evaluates the CEO’s individual performance.

Target Bonus. The target bonus for each NEO is based on a specified percentage of the NEO’s base salary. The target bonus amounts for each officer reporting directly to the CEO are reviewed and approved by the Committee. The Committee also recommends to the independent members of the Board the target bonus amount for the CEO under the Annual Target Performance Bonus program. For 2009, the target bonus for which the NEOs were eligible under the Annual Target Performance Bonus program was as follows:

Name	2009 Annual Performance Target Bonus Opportunity (as a percentage of 2009 base salary)
Mr. Koblish	65%
Ms. Broadbent and Mr. Smith	50%
Messrs. Persenaire and Pavucek	40%
Mr. Low	38%
Mr. McIlhenny	35%

Based on the achievement of Company and individual objectives for 2009 as determined by the Committee and, in the case of the CEO’s individual performance, by the Board, each NEO received the following bonus under the Annual Target Performance Bonus program:

Name	Bonus Amount	Percentage Payout of 2009 Annual Performance Target Bonus Opportunity
Antony Koblish	$238,904	107%
Nancy C. Broadbent	$92,568	114%
Christopher H. Smith	$126,473	99%
Maarten Persenaire	$126,880	122%
David J. McIlhenny	$71,716	105%

Ms. Broadbent’s bonus for 2009 performance was pro-rated based on her employment commencement date of May 26, 2009. We did not pay either Mr. Pavucek or Mr. Low a bonus amount under the Annual Target Performance Bonus Program for 2009 performance as we no longer employed these individuals as of the bonus payment date. We did, however, pay Mr. Pavucek a $50,000 retention bonus during 2009. Under the terms of our retention agreement with Mr. Pavucek, following his transition from our Chief Financial Officer to our Principal Financial Consultant, Mr. Pavucek became entitled to the bonus upon satisfaction of specified performance requirements in July 2009.

Long-term Incentive Compensation. The Company believes that long-term performance is achieved through the use of stock and stock-based awards to encourage performance by employees. Our equity incentive program has been established to provide our employees, including the NEOs, with incentives to help align their interests with the interests of shareholders.

The Committee oversees the administration of the Company’s equity compensation plan. The equity compensation plan authorizes us to grant stock options, performance shares, restricted stock units and restricted stock to employees, directors and consultants. For year-end equity compensation earned during 2009 and paid in 2010, the Committee and the Board decided to grant stock options to NEOs as the long-term incentive component of the executive compensation program.

Stock options granted by the Company have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, typically vest over a four-year period with 25% vesting on each twelve-month anniversary of date of grant, subject to continued employment, and generally expire ten years after the date of grant. Fair market value is defined as the closing sale price of our Common Stock on the date of grant as reported on the NASDAQ Global Market. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”). The Company does not have a program, plan or practice to time option grants in coordination with the release of material non-public information. While the Company has historically made equity grants to executive officers on an annual basis, the Board and the Committee retain the discretion to make additional awards at other times in connection with the initial hiring of a new officer, for retention purposes or otherwise.

Equity awards help to provide a balance to the overall executive compensation program as both base salary and our Annual Target Performance Bonus program focus on short-term compensation, while the granting of equity awards is designed to increase shareholder value over the longer term and align the interests of employees who participate in our equity compensation program with the long-term interests of our shareholders. The vesting period of equity awards encourages employee retention and the preservation of shareholder value. We have not adopted stock ownership guidelines and our equity compensation plans have provided the principal method, other than through our employee stock purchase plan and open market purchases, for our executive officers to acquire equity in the Company.

The Compensation Committee approved the number of shares of Common Stock underlying incentive stock options granted under our equity compensation plan to each NEO other than the CEO for 2009 performance. Based on the recommendation of the Compensation Committee, the Board approved the stock option grant to our CEO for 2009 performance. These equity grants are based on Orthovita’s achievement of annual performance objectives and the subjective evaluation of each NEO’s individual performance (consistent with the methodology described under “Annual Target Performance Bonus” above), as well as the competitiveness of each NEO’s current equity holdings in relation to the peer group data. Other important factors considered by the Committee and Board in making the awards are the Committee’s and Board’s subjective view of the executive’s ability to enhance the financial and operational performance of the Company, and the expectation of the executive’s future performance and contributions. All stock options granted to NEOs for 2009 annual performance vest over a four-year period with 25% vesting on each twelve-month anniversary of the date of grant, which was March 4, 2010, and are set forth below.

Name	# of Shares of Common Stock Underlying Stock Options Granted for 2009 Performance
Mr. Koblish	300,000
Ms. Broadbent	75,000
Mr. Smith	85,000
Dr. Persenaire	100,000
Mr. McIlhenny	13,700

We did not grant either Mr. Pavucek or Mr. Low an equity award for 2009 performance as we no longer employed them as of the grant date for 2009 year-end equity awards.

In addition to the year-end option award for 2009 performance, in June 2009 we granted Ms. Broadbent options to purchase 300,000 shares of our Common Stock in connection with her appointment as our Senior

Vice President and Chief Financial Officer. Options to purchase 150,000 shares of Common Stock vest in annual increments of 25% over four years commencing with the first anniversary of the date of grant, and options to purchase 150,000 shares of Common Stock vest 50% on each of the third and fourth anniversaries of the date of grant. The amount of shares underlying Ms. Broadbent’s initial option award was determined based on comparative data provided by Radford to our Compensation Committee.

Employment Agreements and Change of Control Agreements. We have entered into employment agreements with each of our CEO, CFO and Chief Medical Officer that provide for payments and other benefits if the officer’s employment is involuntarily terminated by the Company without cause. These employment agreements also provide for payments and other benefits upon a qualifying event or circumstances after there has been a change of control of the Company. We have also entered into a change of control agreement with our Senior Vice President, Sales & Marketing. Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would have been received by our current CEO, CFO and Senior Vice President, Sales & Marketing had termination occurred on December 31, 2009, is found under the heading “Potential Payments upon Termination or Change of Control” on page 27 of this proxy statement.

The Committee believes that these agreements are an important part of overall compensation for our NEOs. The Committee further believes that these agreements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Committee also believes that these agreements are important as a recruitment and retention device as many of the companies in our peer group with which we compete for executive talent have similar agreements in place for their executive officers.

Has the Company assessed whether there are any risks associated with its compensation policies and practices?

The Compensation Committee has reviewed material compensation policies and practices of the Company and concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company. Specifically, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

•	long-term incentives granted as equity vesting over multiple years;

•	multiple metrics in our incentive programs that balance top line and bottom line financial objectives;

•	payout curves in our incentive program payout formulas, rather than an “all or nothing” approach;

•	caps on payout levels under our short- and long-term incentive plans;

•	reasonable goals and objectives in our incentive programs;

•	the Compensation Committee’s ability to exercise downward discretion in determining incentive program payouts; and

•	mandatory training on our Code of Conduct and other policies that educate our employees on appropriate behavior and conduct and the consequences of taking inappropriate actions.

With respect to compensation policies and practices for employees other than our executive officers, we note the following:

•	pay is structured to include both fixed (salary) and variable compensation (cash incentives and equity), with an emphasis on fixed compensation;

•	bonuses under our annual incentive plans have maximum payout levels that are capped;

•	all bonus-eligible employees are subject to the same corporate goals as our executive officers;

•	compensation decisions for employees are subject to review at multiple levels in the Company, including by individual managers, human resources and executive officers; and

•	individual performance is a significant component of our bonus plans.

What are the significant tax and accounting considerations for executive compensation?

Certain provisions of the Code generally provide that a publicly-held corporation may not deduct compensation for its chief executive officer or each of other specified executive officers to the extent that such compensation exceeds $1 million per year for the executive. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” It is not expected that these provisions will adversely affect the Company based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain below the $1 million limitation in the foreseeable future. In addition, the Company’s equity compensation plan is designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options under the plan.

The Company accounts for stock options and other stock-based awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”. The accounting treatment for awards is taken into consideration in the design of the Company’s long-term incentive program.

REPORT OF THE COMPENSATION COMMITTEE

To our Shareholders:

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 12 of this proxy statement.

Based on the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Orthovita’s Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted on April 30, 2010 by the members of the Compensation Committee of the Board of Directors:

Paul G. Thomas, Chairman

R. Scott Barry

Paul Touhey

Summary Compensation Table

The following table sets forth information regarding 2009, 2008 and 2007 compensation for our Chief Executive Officer, the two individuals who served as our Chief Financial Officer during 2009, and four other individuals who served as our executive officers during 2009 (collectively, “Named Executive Officers” or “NEOs”).

Executive Officer Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
Antony Koblish, Chief Executive Officer	2009 2008 2007	343,500 327,100 310,000	— — 1,007	— — 408,750	254,100 338,000 —	238,904 251,900 200,493		23,712 23,374 25,954	860,216 940,374 946,204

Nancy C. Broadbent, Senior Vice President and Chief Financial Officer(6)	2009 2008 2007	167,641 — —	— — —	— — —	813,000 — —	92,568 — —		10,424 — —	1,083,633 — —

Albert J. Pavucek, Jr., Former Chief Financial Officer(7)	2009 2008 2007	137,063 215,000 198,332	50,000 — 400	— — 10,000	— 118,300 —	— 15,480 79,600		94,295 17,218 20,728	281,358 365,998 309,060

Christopher H. Smith, Senior Vice President, Sales & Marketing	2009 2008 2007	255,500 233,000 184,000	— — —	— — 65,400	92,400 135,200 —	126,473 147,763 151,617	(8) (8)	18,984 18,517 21,560	493,357 534,480 422,577

Maarten Persenaire, Chief Medical Officer	2009 2008 2007	260,000 250,000 221,046	— — 1,250	— — 32,700	77,000 160,550 —	126,880 103,000 98,750	(9)	20,040 19,716 22,265	483,920 533,266 376,011

David J. McIlhenny, Senior Project Engineer, Operations and Former Senior Vice President, Operations(10)	2009 2008 2007	199,992 205,000 199,000	— — —	— — 55,590	77,000 109,850 —	71,716 74,903 69,650		29,360 32,333 28,097	378,068 422,086 352,337

Douglas Low, Former Senior Vice President, European Operations(11)	2009 2008 2007	183,452 213,077 221,075	— — —	— — —	46,200 101,400 89,000	— 25,288 83,578		29,479 32,937 36,748	259,131 372,702 430,401

(1)	For Mr. Pavucek, this column includes a $50,000 retention bonus paid during 2009. For NEOs other than Mr. Pavucek, this column presents bonus amounts awarded under the Annual Target Performance Bonus program that were not based on performance targets pre-established by the Board or Compensation Committee and communicated to the NEOs. Bonus amounts relating to performance over a specified period based on performance targets pre-established by the Board or Compensation Committee and communicated to the NEOs are set forth under the “Non-Equity Incentive Plan Compensation” column.
(2)

This column presents the aggregate grant date fair value of restricted stock awards granted during the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. In December 2009, the SEC changed its rules relating to the calculation of amounts reported in the “Stock Awards” and “Option Awards” columns and adopted rules requiring reporting companies, such as the Company, to recalculate the amounts previously reported for 2008 and 2007. As a result, the amounts reported in the “Stock Awards,” “Option

Awards” and “Total” columns for 2008 and 2007 differ from the amounts previously reported in the Company’s 2009 and 2008 proxy statements. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that a NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for stock options, upon the excess of the share price over the exercise price, if any, on the date the options are exercised. Thus, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amount shown in the table.
(3)	This column presents the aggregate grant date fair value of option awards granted during the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and does not reflect the value of shares actually received by the NEO during the year or which may be received in the future with respect to these stock options. The assumptions used in determining the amounts listed in this column are set forth in note 2 to our consolidated financial statements included in our 2009 Annual Report to Shareholders.
(4)	The amounts in this column are the annual bonus amounts for achievement of corporate goals in 2009, 2008 and 2007, which we paid in cash in March of each of 2010, 2009 and 2008, respectively, under the Annual Target Performance Bonus program.
(5)	All other compensation includes the following perquisites and other benefits, valued at the incremental cost to the Company: automobile allowance, tax gross ups, life insurance premiums, non-cash compensation, and 401(k) matching contributions. In addition, the amount shown for Mr. Pavucek for 2009 includes $82,237 paid under a severance arrangement.
(6)	Ms. Broadbent joined Orthovita as our Senior Vice President and Chief Financial Officer in May 2009.
(7)	Mr. Pavucek served as our Chief Financial Officer from February 2007 until May 2009 and as our Principal Financial Consultant from May 2009 until August 2009.
(8)	Mr. Smith’s non-equity incentive plan compensation for 2008 and 2007 included $74,603 and $122,577 for achievement of sales performance targets in 2008 and 2007, respectively, which we paid in cash, under a quarterly performance program. Commencing in 2009, the quarterly performance program is no longer a compensation program for Mr. Smith.
(9)	Dr. Persenaire’s non-equity incentive plan compensation for 2007 includes $25,834 for achievement of sales performance targets in 2007, which we paid in cash, under the quarterly performance program in which he then participated. Dr. Persenaire did not participate in the quarterly performance program in 2009 or 2008.
(10)	Mr. McIlhenny served as the Company’s Senior Vice President, Operations from December 2002 until October 1, 2009, the date on which he was appointed Senior Project Engineer, Operations. As a result of this change, he is no longer an executive officer of the Company and we reduced his annual salary rate and target bonus amount.
(11)	Mr. Low served as the Company’s Senior Vice President, European Operations from April 2006 until January 2010 and is no longer employed by the Company. Mr. Low received all cash compensation in British pounds sterling. All cash amounts shown for Mr. Low were translated into U.S. dollars using an average foreign exchange rate for the full year 2009, 2008 or 2007, as applicable.

The following table shows the grants of awards made in 2009 to NEOs:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Thres- hold ($)	Target ($)	Maximum ($)(2)	Thres- hold (#)	Target (#)	Maximum (#)
A. Koblish	01/01/09	0	223,275	446,550	—	—	—	—	—	—	—
	03/03/09	—	—	—	—	—	—	—	165,000	2.77	1.54
	07/01/09	—	—	—	63,800	127,600	191,400	—	—	—	2.68
N. Broadbent	05/18/09	0	81,200	162,400	—	—	—	—	—	—	—
	06/23/09	—	—	—	—	—	—	—	300,000	4.89	2.71
A. Pavucek	01/01/09	0	86,000	172,000	—	—	—	—	—	—	—
C. Smith	01/01/09	0	127,750	255,500	—	—	—	—	—	—	—
	03/03/09	—	—	—	—	—	—	—	60,000	2.77	1.54
	07/01/09	—	—	—	25,550	51,100	76,650	—	—	—	2.68
M. Persenaire	01/01/09	0	104,000	208,000	—	—	—	—	—	—	—
	03/03/09	—	—	—	—	—	—	—	50,000	2.77	1.54
	07/01/09	—	—	—	30,300	60,600	90,900	—	—	—	2.68
D. McIlhenny	01/01/09	0	68,302	136,604	—	—	—	—	—	—	—
	03/03/09	—	—	—	—	—	—	—	50,000	2.77	1.54
	07/01/09	—	—	—	20,750	41,500	62,250	—	—	—	2.68
D. Low	01/01/09	0	84,132	168,264	—	—	—	—	—	—	—
	03/03/09	—	—	—	—	—	—	—	30,000	2.77	1.54

(1)	Describes amounts under our 2009 Annual Target Performance Bonus program. All NEOs other than Messrs. Pavucek and Low received an annual cash incentive award for achievement of corporate goals in 2009 under the Annual Target Performance Bonus program, which awards were paid in March 2010. Ms. Broadbent’s target award under this program is pro rated based on her length of service during 2009.
(2)	Our Annual Target Performance Bonus Program has a maximum future payout of 200% of the target bonus.
(3)	Consists of performance-based awards approved in 2008 to provide incentives to corporate goals relating to the launch of Cortoss in the U.S. Regulatory clearance of Cortoss in the U.S. was a pre-condition to the possible issuance of equity under the awards. These awards are reported for 2009 because Cortoss received U.S. regulatory clearance in 2009. Depending upon our achievement of certain revenue amounts from U.S. sales of Cortoss and related delivery systems during the twelve-month period commencing July 1, 2009 (the “Twelve-Month Performance Period”), the award recipients can earn shares of our Common Stock. Provided the recipient remains continuously employed by us through the applicable vesting date, 50% of the total number of shares of Common Stock earned by each recipient shall vest on the first anniversary of the last day of the Twelve-Month Performance Period, and the remaining shares shall vest on the second anniversary of the last day of the Twelve-Month Performance Period. No shares of Common Stock are payable if we achieve less than 85% of the Cortoss revenue target during the Twelve-Month Performance Period. We determined as of December 31, 2009 that it is unlikely that we will achieve 85% of the Cortoss revenue target during the Twelve Month Performance Period. As a result, we did not recognize any related compensation expense for the year ended December 31, 2009 for these performance-based awards.
(4)	This column presents the aggregate grant date fair value of the stock options awarded during 2009 under our equity compensation plan, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in determining these amounts are set forth in note 2 to our consolidated financial statements included in our 2009 Annual Report to Shareholders.

The following table provides information regarding unexercised stock options and unvested stock awards held by the NEOs as of December 31, 2009. All values in the table are based on a market value of our Common Stock of $3.51, the closing price of our Common Stock on December 31, 2009, the last trading day of 2009, as reported by the NASDAQ Global Market.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
A. Koblish	— 25,000 30,000 28,000 100,000 20,000 200,000 300,000 5,000 281,520 50,000 —	— — — — — — — — — — 150,000 165,000	— — — — — — — — — — — —	— 5.56 2.48 3.00 2.28 2.80 3.12 4.45 4.51 3.69 2.87 2.77	— 01/31/2011 01/24/2012 01/24/2012 04/23/2012 12/18/2012 12/22/2013 05/04/2014 09/01/2014 12/23/2015 02/28/2018 03/03/2019	62,500 — — — — — — — — — — —	219,375 — — — — — — — — — — —	63,800-191,400 — — — — — — — — — — —	223,938-671,814 — — — — — — — — — — —
Total	1,039,520	315,000	—			62,500	219,375	63,800-191,400	223,938-671,814

N. C. Broadbent	—	300,000	—	4.89	06/23/2019	—	—	—	—
Total	—	300,000	—			—	—	—	—

A. J. Pavucek	—	—	—	—	—	—	—	—	—
Total	—	—	—			—	—	—	—

C. H. Smith	— 150,000 130,000 57,164 20,000 —	— — — — 60,000 60,000	— — — — — —	— 3.54 4.45 3.69 2.87 2.77	— 02/27/2014 05/04/2014 12/23/2015 02/28/2018 03/03/2019	10,000 — — — — —	35,100 — — — — —	25,550-76,650 — — — — —	89,681-269,042 — — — — —
Total	357,164	120,000	—			10,000	35,100	25,550-76,650	89,681-269,042

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
M. Persenaire	— 15,000 18,000 30,000 110,000 110,000 5,000 28,543 23,750 —	— — — — — — — — 71,250 50,000	— — — — — — — — — —	— 5.56 3.00 2.80 3.12 4.45 4.51 3.69 2.87 2.77	— 01/31/2011 01/24/2012 12/18/2012 12/22/2013 05/04/2014 09/01/2014 12/23/2015 02/28/2018 03/03/2019	5,000 — — — — — — — — —	17,550 — — — — — — — — —	30,300-90,900 — — — — — — — — —	106,353-319,059 — — — — — — — — —
Total	340,293	121,250	—			5,000	17,550	30,300-90,900	106,353-319,059

D. McIlhenny	— 5,000 20,000 21,000 20,000 30,000 110,000 110,000 45,747 16,250 -—	— — — — — — — — — 48,750 50,000	— — — — — — — — — — —	— 6.50 5.56 3.00 2.48 2.80 3.12 4.45 3.69 2.87 2.77	— 09/29/2010 01/31/2011 01/24/2012 01/24/2012 12/18/2012 12/22/2013 05/04/2014 12/23/2015 02/28/2018 03/03/2019	8,500 — — — — — — — — — —	29,835 — — — — — — — — — —	20,750-62,250 — — — — — — — — — —	72,833-218,498 — — — — — — — — — —
Total	377,997	98,750	—			8,500	29,835	20,750-62,250	72,833-218,498

D. Low	— 10,000 15,000 4,100 20,000 50,900 80,000 57,164 25,000 15,000 —	— — — — — — — — 25,000 45,000 30,000	— — — — — — — — — — —	— 3.11 2.95 3.00 2.80 3.12 4.45 3.69 3.27 2.87 2.77	— 09/03/2011 11/12/2011 12/17/2011 12/18/2012 12/22/2013 05/04/2014 12/23/2015 03/06/2017 02/28/2018 03/03/2019	— — — — — — — — — — —	— — — — — — — — — — —	— — — — — — — — — — —	— — — — — — — — — — —
Total	277,164	100,000	—			—	—	—	—

(1)	Options listed in column (c) were not vested as of December 31, 2009. The following table provides information with respect to the dates on which these options are scheduled to vest, subject to continued employment and to acceleration in the event of a change in control. Options held by Mr. Low as of December 31, 2009 ceased to vest on January 4, 2010, the date on which his employment ended. Options listed in this table and held by Mr. Koblish and Ms. Broadbent are also subject to acceleration in the event of a termination of employment by the Company without cause at any time or a constructive termination of employment within 12 months following a change of control of the Company pursuant to the terms of their respective employment agreements.

	Future Vesting Dates	Number of Options Vesting
Grant Date		A. Koblish	N. Broadbent	A. Pavucek	C. H. Smith	M. Persenaire	D. McIlhenny	D. Low
02/29/08	03/01/10 03/01/11 02/29/12	50,000 50,000 50,000	— — —	— — —	20,000 20,000 20,000	23,750 23,750 23,750	16,250 16,250 16,250	— — —

03/03/09	03/03/10 03/03/11 03/03/12 03/03/13	41,250 41,250 41,250 41,250	— — — —	— — — —	15,000 15,000 15,000 15,000	12,500 12,500 12,500 12,500	12,500 12,500 12,500 12,500	— — — —

06/23/09	06/23/10 06/23/11 06/23/12 06/23/13	— — — —	37,500 37,500 112,500 112,500	— — — —	— — — —	— — — —	— — — —	— — — —
Total per Executive		315,000	300,000	—	120,000	121,250	98,750	—

(2)	The table below reflects the number of restricted shares held by each executive scheduled to vest in the future, subject to continued employment and, in certain cases, acceleration upon the occurrence of a change of control of the Company. The shares held by Mr. Koblish are also subject to acceleration of vesting in the event of a termination of employment by the Company without cause or a constructive termination of employment pursuant to the terms of his employment agreement.

	Future Vesting Date	Number of Shares Vesting
Grant Date		A. Koblish	N. Broadbent	A. Pavucek	C. H. Smith	M. Persenaire	D. McIlhenny
03/06/07	03/06/11	62,500	—	—	10,000	5,000	8,500
Total		62,500	—	—	10,000	5,000	8,500

(3)	Consists of performance-based awards approved in 2008 to provide incentives to corporate goals relating to the launch of Cortoss in the U.S. Regulatory clearance of Cortoss in the U.S. was a pre-condition to the possible issuance of equity under the awards. We obtained regulatory clearance for Cortoss in the United States in 2009. Depending upon our achievement of certain revenue amounts from U.S. sales of Cortoss and related delivery systems during the twelve-month period commencing July 1, 2009 (the “Twelve-Month Performance Period”), the award recipients can earn shares of our Common Stock. Provided the recipient remains continuously employed by us through the applicable vesting date, 50% of the total number of shares of Common Stock earned by each recipient shall vest on the first anniversary of the last day of the Twelve-Month Performance Period, and the remaining shares shall vest on the second anniversary of the last day of the Twelve-Month Performance Period. The number of shares that can be earned increases as the level of achievement over the target Cortoss revenue amount increases, subject to a maximum number of shares. No shares of Common Stock are payable if we achieve less than 85% of the Cortoss revenue target during the Twelve-Month Performance Period. We determined as of December 31, 2009 that it is unlikely that we will achieve 85% of the Cortoss revenue target during the Twelve Month Performance Period. As a result, we did not recognize any related compensation expense for the year ended December 31, 2009 for these performance-based awards.

The following table and explanatory footnotes provide information with regard to the number of shares of our Common Stock acquired and the value realized by our NEOs during 2009 as a result of the vesting of restricted stock and restricted stock units and/or the exercise of stock options.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise(1) (#) (b)	Value Realized on Exercise(2) ($) (c)	Number of Shares Acquired on Vesting(3) (#) (d)	Value Realized on Vesting(4) ($) (e)
A. Koblish	—	—	69,400	198,492
N. Broadbent	—	—	—	—
A.J. Pavucek	170,000	232,384	43,000	168,560
C. H. Smith	—	—	10,000	28,880
M. Persenaire	65,000	84,900	10,600	29,408
D. McIlhenny	—	—	12,600	35,468
D. Low	—	—	—	—

(1)	Column (b) is the number of stock options exercised by the named executive officer during 2009.
(2)	Column (c) is the market value at the time of exercise of the shares purchased less the exercise price paid.
(3)	Column (d) reflects the number of shares acquired upon the vesting of previously-awarded restricted shares and restricted stock units in 2009.
(4)	Column (e) reflects the value realized upon the vesting of shares described in column (d) based on the market price of our Common Stock as reported on the NASDAQ Global Market on the date of vesting for the applicable award.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of Mr. Koblish, Ms. Broadbent and Dr. Persenaire. In addition, the Company has entered into a change of control agreement with Mr. Smith. The change of control agreement in place with Mr. Low as of December 31, 2009 is no longer in effect as he ceased to be employed by us in January 2010. We describe our obligations for potential payments upon termination or a change of control under the respective agreements below. We also describe below payments made to Mr. Pavucek under a retention/severance agreement entered into with him in 2009.

Employment Agreements of Mr. Koblish and Ms. Broadbent

We have entered into employment agreements with each of Mr. Koblish and Ms. Broadbent, which were amended and restated in March 2010. The current term of Mr. Koblish’s agreement expires in April 2011 and the current term of Ms. Broadbent’s agreement expires in May 2011. At the end of the current term under each of these agreements, the term of such agreement renews for successive twelve-month periods annually, unless we give written notice of non-renewal to the executive at least 180 days prior to the expiration of the then-current term. These agreements provide for certain compensation and benefits in the event that (1) we terminate the executive’s employment (other than for “Cause”); (2) the executive resigns for “Good Reason” within twelve months following a Change of Control of the Company; or (3) a Change of Control of the Company occurs.

Defined Terms. The following terms are used throughout this section and are applicable to the employment agreements with Mr. Koblish and Ms. Broadbent:

Cause means:

•	conviction of a felony,

•	commission of an intentional act of fraud, embezzlement, or theft, or engagement in gross negligence in connection with the executive’s duties in the course of his or her employment with us,

•

an intentional breach of the executive’s obligations under the employment agreement, including inattention to or neglect of duties, that is materially harmful to our business and remains uncured thirty days after receiving written notice from the Board specifying the details thereof; or

•

the failure by the executive to follow the lawful directives of the CEO or the Board, provided that the executive shall have been given reasonably detailed notice that such an event constituting cause for termination has occurred and a thirty-day cure period.

Change of Control has the meaning set forth in our equity compensation plan. Any of the following situations would constitute a “Change of Control” under the employment agreements with Mr. Koblish and Ms. Broadbent:

•	the acquisition by a person of securities having more than 50% of the voting power of our outstanding securities;

•	a sale or other disposition of all or substantially all of our assets;

•	our liquidation or dissolution;

•

a merger or consolidation of the Company with another entity in which our shareholders immediately prior to such transaction do not beneficially own, immediately after such transaction, at least 50% of the voting power of the surviving entity; or

•

individuals who, as of April 12, 2007, were members of our Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to such date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote is deemed to be an Incumbent Director.

Good Reason means the occurrence of any of the following events or conditions:

•	a material diminution in the executive’s duties, responsibilities or authority;

•	a material reduction in the executive’s base salary except as part of an across the board reduction applicable to executives generally; or

•	a failure of the Company to comply with any of the material terms of the relevant employment agreement.

However, any of the events or conditions described above will only constitute Good Reason if (a) the executive provides us with reasonably detailed written notice that such an event constituting cause for termination has occurred; and (b) the Company does not remedy the event or condition within thirty days of receiving the executive’s written notice. In addition, the executive must provide the Company written notice within ninety days following the event that constitutes Good Reason and the executive’s termination must occur within one year following such event.

Termination without Cause; Resignation for Good Reason Following a Change of Control. If (a) we terminate Mr. Koblish or Ms. Broadbent without Cause or, within twelve months following the occurrence of a Change of Control, Mr. Koblish or Ms. Broadbent resigns for Good Reason, and (b) the executive executes a release waiving any and all current and future claims against us relating to his employment with, or termination by, the Company, such executive would be entitled to:

•

in the case of Mr. Koblish, a cash amount equal to twenty-four months of his then current base salary, payable in normal installments in accordance with the Company’s payroll practices; provided, however, that such amount would equal only eighteen months of current base salary if the termination without Cause occurs prior to a Change of Control or more than twelve months after the occurrence of a Change of Control;

•

in the case of Ms. Broadbent, a cash amount equal to eighteen months of her then current base salary, payable in normal installments in accordance with the Company’s payroll practices; provided, however, that such amount would equal only twelve months of current base salary if the termination without Cause occurs prior to a Change of Control or more than twelve months after the occurrence of a Change of Control;

•

a pro rata bonus for the year in which the executive’s termination of employment occurs to the extent that such amount would have been earned in accordance with the terms of the Company’s annual incentive program, payable on the date on which other bonuses are paid for the year to other employees after the end of the year to which the bonus relates; provided that in no event shall the executive’s pro rata bonus be paid later than March 15 of the calendar year following the fiscal year for which it was earned, except to the extent required to be delayed under section 409A of the Code;

•

an amount equal to the health care continuation coverage premium for the executive, his spouse and dependents until (x) the expiration of the period following the executive’s termination equal in duration to the severance period set forth in the first two bullet points above (twelve to twenty-four months, as applicable) or (y) the executive becomes eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner, which amounts are payable monthly;

•

to the extent not already paid, any annual bonus payable with respect to a calendar year that ended prior to that termination, accrued salary and any benefits accrued and due under any applicable benefit plans and programs of the Company; and

•

full vesting of all outstanding unvested stock options, restricted stock, restricted stock units and other equity rights held by the executive as of the date of the executive’s termination without Cause or resignation for Good Reason within twelve months after the occurrence of a Change of Control; provided, however, that equity awards granted to each executive after 2009 are not subject to acceleration of vesting upon termination of the executive’s employment without cause prior to a Change of Control or more than twelve months after the occurrence of a Change of Control.

If Mr. Koblish or Ms. Broadbent is determined to be a Specified Employee (as defined under section 409A of the Code), any amounts payable to such executive upon separation from employment that are deferred compensation under section 409A of the Code shall be postponed and shall be paid in a lump sum after the first to occur of (i) the date that is six months following the executive’s separation from employment or (ii) the executive’s death. This section 409A postponement period shall not apply to (x) separation pay that is exempt from section 409A of the Code and (y) amounts exempt from section 409A of the Code under the short term deferral exception. Each of the employment agreements with Mr. Koblish and Ms. Broadbent provides that if any amount or benefit to be paid or provided by the Company thereunder or under any other agreement to or for the benefit of the executive would be an “excess parachute payment,” within the meaning of section 280G of the Code and subject to Code section 4999 excise taxes, then the payments and benefits to be paid or provided shall be reduced, but only to the extent that the net after-tax amount received after the reduction is greater than what the executive would have received in the absence of a reduction.

Restrictive Covenants. Mr. Koblish is bound by certain non-competition and non-solicitation covenants which extend for a period of eighteen months following termination of employment. Ms. Broadbent is bound by certain non-competition and non-solicitation covenants which extend for a period of twelve months following termination of employment. Each of Mr. Koblish and Ms. Broadbent are bound by certain confidentiality obligations which survive termination of employment.

Agreements with Dr. Persenaire

We entered into an employment agreement with Dr. Persenaire in March 1999. Under the employment agreement, if either Orthovita or its successor terminates Dr. Persenaire’s employment without cause, Dr. Persenaire is entitled to receive nine months salary as a severance benefit. The agreement also provides that in the event of a change of control of Orthovita, all stock options or other equity awards will vest immediately.

Restrictive Covenants. Under a separate Confidentiality and Non-Disclosure Agreement, Dr. Persenaire is bound by certain non-competition and non-solicitation covenants which extend for a period of nine months following termination of employment. He is also bound by certain confidentiality obligations which survive termination of employment.

Agreements with Messrs. Smith and Low

The Company has entered into a change of control agreement with Mr. Smith that provides for the following severance benefits:

•

If within one year after a Change of Control of the Company (as defined in the Company’s equity compensation plan), (a) the Company terminates the executive’s employment for any reason other than “Cause” (as defined in the Company’s equity compensation plan), disability or death, or (b) the executive voluntarily terminates employment with the Company on account of a “Constructive Termination” (as defined below), the executive will receive payments equivalent to his base salary, as in effect immediately prior to the termination of employment, for up to twelve months; provided, however, that if the gross proceeds per common share realized or exchanged in a Change of Control are less than $3.00 per share, then Mr. Smith’s twelve-month continuation of base salary shall be adjusted lower by multiplying his base salary then in effect by a fraction, the numerator of which will be the gross proceeds realized per common share, and the denominator of which is equal to $3.00.

•

A “Constructive Termination” is a termination of employment at the executive’s initiative after the occurrence of any of the following events without the executive’s consent within one year after a Change of Control: (a) a material diminution in his duties, responsibilities or authority or (b) a material reduction in his annual base salary, provided, in either case, that the Company shall have been given reasonably detailed written notice that such an event constituting cause for Constructive Termination has occurred and the Company does not remedy the event or condition within thirty days of receiving the executive’s written notice. In addition, the executive must provide the Company written notice within ninety days following the event that constitutes Constructive Termination and the executive’s termination must occur within one year following such event.

•

Payment of the base salary will continue until the earlier of: (a) the commencement of “Comparable Employment” (as defined below), subject to a guaranty of six months of severance payments, regardless of when Comparable Employment commences, or (b) the first anniversary of termination of employment with the Company. The entitlement of Mr. Smith to receive the salary continuation payments described above will depend upon his execution at the time of termination of employment of a standard general release in favor of the Company.

•

“Comparable Employment” means new employment with another employer after the executive’s termination that (i) pays a salary that is no less than 75% of his base salary on the termination date and (ii) requires performance of the same or similar skill levels as when employed by the Company.

As of December 31, 2009, the Company had a change of control agreement in place with Mr. Low on the same terms as described above for Mr. Smith. That agreement terminated effective January 4, 2010, the date on which Mr. Low’s employment with us ended.

Restrictive Covenants. Under a separate Confidentiality and Non-Disclosure Agreement, Mr. Smith is bound by certain non-competition and non-solicitation covenants which extend for a period of up to twelve months following termination of employment if we continue to pay his base salary for such period. In addition, Mr. Smith is bound by certain confidentiality obligations which survive termination of employment. Mr. Low is bound by certain non-competition and non-solicitation covenants which extend for a period of twelve months following termination of employment, and certain confidentiality obligations which survive termination, pursuant to the terms of a compromise agreement entered into with Mr. Low in January 2010.

Effect of a Change of Control on Unvested Equity Awards

With respect to Mr. Koblish, Ms. Broadbent and Dr. Persenaire, upon the occurrence of a Change of Control of the Company (as such term is defined in the Company’s equity compensation plan), one hundred percent of any stock option, restricted stock or other stock grants or awards made to such NEO that have not yet become exercisable or vested shall become exercisable or vested.

The treatment of any equity grants made to Messrs. Smith and McIlhenny upon a Change of Control is as set forth in the Company’s equity compensation plan. The plan provides that, in the event of a Change of Control of the Company (as such term is defined in the Company’s equity compensation plan), one hundred percent of any stock option, restricted stock or awards that have not yet become exercisable or vested shall become exercisable or vested unless the Committee determines otherwise, and the Committee may take any one or more of the following actions with respect to any or all outstanding equity grants, without the grantee’s consent: (i) after giving the grantee an opportunity to exercise his outstanding options and stock appreciation rights (SARs), the Committee may terminate any or all unexercised options and SARs at such time as the Committee deems appropriate, (ii) the Committee may determine that the grantee shall receive one or more payments in settlement of stock units and other stock-based awards, in such amount and form and on such terms as may be determined by the Committee, or (iii) the Committee may determine that all outstanding options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Retention/Severance Agreement with Mr. Pavucek

In May 2009, we entered into a retention agreement (the “Retention Agreement”) with Mr. Pavucek. Pursuant to the Retention Agreement, Mr. Pavucek transitioned from serving as our Chief Financial Officer to our Principal Financial Consultant. In accordance with the Retention Agreement, Mr. Pavucek received an annual base salary of $219,300 and received a $50,000 retention bonus in July 2009 for satisfying performance requirements. In August 2009, Mr. Pavucek resigned as our Principal Financial Consultant and executed a release waiving any and all current and future claims against us relating to his employment with us. As a result, he became entitled to the following severance amounts in accordance with the terms of the Retention Agreement:

•	a cash amount equal to twelve months of his then current base salary, payable in normal installments in accordance with our payroll practices;

•

a monthly payment equal to the health care continuation coverage premium for Mr. Pavucek, his spouse and dependents for twelve months or until he becomes eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner;

•	full vesting of all outstanding unvested stock options, restricted stock, restricted stock units and other equity rights held by Mr. Pavucek as of the date of his termination of employment; and

•	any accrued salary and any benefits accrued and due under any applicable benefit plans and programs, to the extent not already paid.

The following table sets forth our estimated payment obligations with respect to the employment agreements with Mr. Koblish, Ms. Broadbent and Dr. Persenaire, the retention agreement with Mr. Pavucek and the change of control agreements with Messrs. Smith and Low under various scenarios. The amounts shown assume that such termination was effective on December 31, 2009 and thus includes estimates of the amounts which would be paid out to the NEOs upon their termination in accordance with the terms of the applicable agreements as described above.

	Termination Without Cause in the absence of a Change of Control(1)				Termination Without Cause or for Good Reason within twelve months following a Change of Control(1)
Name	Salary and Bonus(2)	Health and Welfare Benefits	Acceleration of Equity Vesting(3, 4)	Total	Salary and Bonus(2)		Health and Welfare Benefits	Acceleration of Equity Vesting(3, 4)	Total
A. Koblish	$754,154	$25,300	$422,475	$1,201,929	$925,904		$33,733	$422,475	$1,382,112
N. Broadbent	$372,568	$16,872	—	$389,440	$512,568		$25,300	—	$537,868
A. Pavucek	$219,300	$17,785	$168,614	$405,699	N/A		N/A	N/A	N/A
C. H. Smith	—	—	—	—	$255,500	(5)	—	—	$255,500
D. McIlhenny	—	—	—	—	—		—	—	—
M. Persenaire	$195,000	—	—	$195,000	$195,000		—	$95,995	$290,995
D. Low(6)	—	—	—	—	$183,452		—	—	$183,452

(1)	With respect to Mr. Koblish and Ms. Broadbent, assumes that the executive executes and delivers a general release in favor of the Company. With respect to Mr. Pavucek, reflects amounts actually payable pursuant to a severance arrangement entered into with Mr. Pavucek in 2009
(2)	With respect to executives other than Mr. Pavucek, assumes the bonus actually paid with respect to 2009 under the Annual Target Performance Bonus program.
(3)	Amounts shown in this column table are based on a market value of the Company’s Common Stock of $3.51, the closing price of our Common Stock on December 31, 2009, the last trading day of 2009, as reported by the NASDAQ Global Market. Includes restricted stock, restricted stock unit awards and options outstanding as of December 31, 2009 but excludes option awards granted in March 2010.
(4)	Amount would be realized in the absence of a termination of employment as well.
(5)	Assumes salary continuation for twelve months and the execution and delivery by the executive of a general release in favor of the Company.
(6)	Amounts shown for Mr. Low were translated into U.S. dollars from British pounds sterling using an average foreign exchange rate for the full year 2009.

Directors’ Compensation

Only non-employee directors receive any compensation for service on the Board or its committees. Directors who were not employees of Orthovita received the following compensation:

Cash Compensation	Annual Retainer Amounts, paid quarterly in arrears
All Board members		$25,000

Additional amounts for Board service Board chairperson		$25,000

Audit Committee Chairperson Non-chairperson member	$ $	20,000 13,000

Compensation Committee Chairperson Non-chairperson member	$ $	12,500 9,000

Nominating and Corporate Governance Committee Chairperson Non-chairperson member	$ $	6,500 6,000

Equity Compensation
Initial Stock Option Grant	Ten-year options to purchase 57,000 shares of Common Stock, vesting in equal installments of 25% on each of the first four anniversaries of the date of grant, with an exercise price per share equal to the market price of the Common Stock on the date the director is elected to the Board. Vesting may not be accelerated. While a new non-employee director would have been eligible to receive an initial stock grant, no new directors were elected and no initial stock grants were awarded during 2009.

Annual Stock Option Grant	Ten-year options to purchase 14,000 shares of Common Stock vesting in equal installments of 25% on each of the first four anniversaries of the date of grant, with an exercise price per share equal to the market price of the Common Stock on the date of grant. Vesting may not be accelerated.

Annual Restricted Share Grant	4,700 restricted shares of Common Stock, vesting in equal one-third installments on each of the first three anniversaries of the date of grant or upon the earlier of (i) a change in control of the Company, as defined in the Company’s equity compensation plan; (ii) the recipient’s departure in good standing from the Board, as determined by the Nominating and Corporate Governance Committee of the Board when the recipient has either served as a Board member for at least five years or the sum of the recipient’s age and years of service as a Board member equals at least 65; and (iii) the recipient’s death.

Non-employee directors receive cash reimbursement for travel expenses to the Board meetings. The Company maintains liability insurance for the benefit of all of the Company’s directors. In addition, the Company has entered into indemnification agreements with each of its directors. Under these agreements, our directors will be indemnified against liabilities and expenses incurred in connection with their services to us to the fullest extent permitted under Pennsylvania law.

The following table shows compensation paid to non-employee directors for 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1, 3) ($)	Option Awards(2, 3) ($)	Total ($)
R. Scott Barry	—	22,983	37,940	60,923
Morris Cheston, Jr.	44,500	22,983	37,940	105,423
David Fitzgerald	17,125	—	—	17,125
Mary Paetzold	45,000	22,983	37,940	105,423
Paul G. Thomas	36,625	22,983	37,940	97,548
William E. Tidmore, Jr.	56,750	22,983	37,940	117,673
Paul Touhey	38,500	22,983	37,940	99,423

(1)	On June 23, 2009, each non-employee director then serving on our Board received a grant of 4,700 shares of restricted stock. The shares vest in equal one-third installments on each of the first three anniversaries of the date of grant or upon the earlier of (i) a change in control of the Company, as defined in our equity compensation plan; (ii) the non-employee director’s departure in good standing from our Board of Directors, as determined by the Nominating and Corporate Governance Committee of the Board provided the departing director has served for at least five years or the sum of the departing director’s age and years of service on our Board equals at least 65; and (iii) the non-employee director’s death. The amounts disclosed in this column are the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board’s Codification Topic 718. The grant date fair value per share of these restricted stock awards was $4.89.
(2)	On June 23, 2009, each non-employee director received a grant of options to purchase 14,000 shares of the Company’s Common Stock at an exercise price of $4.89 per share. These options vest in equal installments of 25% on each of the first four anniversaries of the date of grant. The amounts disclosed in this column are the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board’s Codification Topic 718. The grant date fair value per share of these stock option awards was $2.71.
(3)	The following table discloses the aggregate number of stock awards and options outstanding as of December 31, 2009 for each of our non-employee directors who served during 2009 and who are standing for re-election:

Name	Stock Awards (#)	Option Awards (#)
R. Scott Barry	4,700	14,000
Morris Cheston, Jr.	20,526	120,500
Mary Paetzold	20,526	132,583
Paul G. Thomas	7,834	53,000
William E. Tidmore, Jr.	7,834	53,000
Paul Touhey	13,006	63,000

For purposes of this table, a stock award is not considered outstanding after it is fully vested.

STOCK OWNERSHIP

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of April 20, 2010 (except as specified below) by (1) all beneficial owners of five percent or more of the Common Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table included elsewhere in this proxy statement; and (4) all executive officers, directors and nominees for election as director of Orthovita as a group.

Name	Number of Shares Beneficially Owned(1)(2)		Ownership Percentage(3)
FMR LLC	11,250,686	(4)	14.6%

Essex Woodlands Health Ventures Fund VII, L.P.	9,663,139	(5)	12.6%

Wellington Management Company, LLP	7,285,148	(6)	9.5%

Antony Koblish	1,227,352	(7)	1.6%
Maarten Persenaire	462,505	(8)	*
David J. McIlhenny	423,213	(9)	*
Christopher H. Smith	415,515	(10)	*
Douglas Low	—		—
Nancy C. Broadbent	105,000		*
Albert J. Pavucek, Jr.	43,000		*
Mary Paetzold	130,175	(11)	*
Morris Cheston, Jr.	124,272	(12)	*
Paul Touhey	73,072	(13)	*
Paul G. Thomas	37,900	(14)	*
William E. Tidmore, Jr.	37,900	(14)	*
R. Scott Barry	8,450		*
Directors and executive officers as a group (10 persons)	2,622,141	(15)	3.3%

*	Less than 1%
(1)	This table is based on information supplied by officers, directors and principal shareholders of Orthovita and on any Schedules 13D or 13G filed with the SEC. Each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Beneficial ownership is determined in accordance with rules of the SEC and means voting or investment power with respect to securities. For this purpose, the number of shares beneficially owned includes shares that can be acquired upon the exercise of stock options exercisable currently or exercisable within sixty days of April 20, 2009.
(3)	Applicable ownership percentage is based on 76,797,461 shares of Common Stock outstanding on April 20, 2010. Shares of Common Stock issuable upon the exercise of stock options exercisable currently, or exercisable within 60 days of April 20, 2010, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(4)	The address of FMR LLC (“FMR”) is 82 Devonshire Street, Boston, Massachusetts 02109. The information in this table with respect to FMR is derived from a Schedule 13G amendment filed with the SEC on April 12, 2010 by FMR.
(5)	As of February 11, 2009, Essex Woodlands Health Ventures Fund VII, L.P. (the “Fund”) owns 9,633,139 shares of Common Stock. The information in this table with respect to the Fund is derived from a Schedule 13G amendment filed by the Fund with the SEC on February 11, 2009. Scott Barry, a member of our Board of Directors and Partner at Essex Woodlands Health Ventures, disclaims beneficial ownership of the Fund’s shares.

(6)	The address of Wellington Management Company, LLP (“Wellington”) is 75 State Street, Boston, Massachusetts 02109. The information in this table with respect to Wellington is derived from a Schedule 13G amendment filed with the SEC on February 12, 2010 by Wellington.
(7)	Includes 1,130,770 shares underlying stock options.
(8)	Includes 376,543 shares underlying stock options.
(9)	Includes 406,747 shares underlying stock options.
(10)	Includes 392,164 shares underlying stock options.
(11)	Includes 108,083 shares underlying stock options.
(12)	Includes 96,000 shares underlying stock options.
(13)	Includes 38,500 shares underlying stock options.
(14)	Includes 28,500 shares underlying stock options.
(15)	Includes 2,175,560 shares underlying stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, certain of the Company’s officers, and persons or entities who own more than ten percent of Orthovita’s Common Stock, to file with the SEC reports of beneficial ownership and changes in beneficial ownership of the Company’s Common Stock. The directors and these officers and shareholders are required by regulations to furnish the Company with copies of all forms they file under Section 16(a).

Based solely upon a review of the copies of such reports furnished to the Company and written representations from such directors and officers, the Company believes that all Section 16(a) filing requirements were satisfied during 2009.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total shareholder return on Orthovita Common Stock during the five fiscal years ended December 31, 2009 with the cumulative total return on the NASDAQ Biotechnology Index, the NASDAQ Global Select Market Composite Index and the NASDAQ Composite Index. The comparison assumes $100 was invested on December 31, 2004 in Orthovita Common Stock and in each of such indices and assumes reinvestment of any dividends.

Effective July 3, 2006, the NASDAQ Stock Market reclassified its listings into different market tier designations. As part of this reclassification, the NASDAQ National Market was renamed as the NASDAQ Global Market. In addition, the NASDAQ Stock Market created the NASDAQ Global Select Market and the NASDAQ Global Select Market Composite Index.

The NASDAQ Global Select Market Composite Index is a market capitalization weighted index that measures all NASDAQ domestic and international based common type stocks listed on the NASDAQ Global Select Market. The index carries the index history of the NASDAQ National Market Composite Index. Orthovita’s Common Stock traded on the NASDAQ National Market for the periods shown through June 2006. Accordingly, data for the NASDAQ Global Select Market Composite Index is shown in the graph below as a historic index for the periods shown.

The NASDAQ Composite Index measures all NASDAQ domestic and international based common type stocks listed on the NASDAQ Stock Market. On July 3, 2006, Orthovita’s Common Stock commenced trading on the NASDAQ Global Market in connection with the launch of that market.

	2004	2005	2006	2007	2008	2009
Orthovita, Inc.	$100.00	$92.60	$86.63	$83.29	$80.91	$83.77
NASDAQ Composite Index	$100.00	$102.20	$112.68	$124.57	$74.71	$108.56
NASDAQ Global Select Market Composite Index	$100.00	$103.50	$116.21	$127.15	$78.19	$112.54
NASDAQ Biotechnology Index	$100.00	$102.88	$103.98	$108.81	$95.42	$110.65

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Since January 1, 2009, there were no transactions, nor are there currently any proposed transactions, in which the Company was or is to be a participant and the amount exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee of our Board of Directors is responsible for reviewing and approving any transactions in which the Company is to be a participant and the amount exceeds $120,000, and in which any related person will have a direct or indirect material interest. This obligation is set forth in the Audit Committee Charter, a copy of which is available on our website at www.orthovita.com.

To identify any related party transactions, each year the Company requires directors and officers to complete director and officer questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. The Company reviews related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests or business. Our Code of Conduct requires all directors, officers and employees who may have or learn of a potential or apparent conflict of interest to immediately notify our Compliance Officer or the Audit Committee.

The Company expects directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict of interest between the interests of the Company and their own personal interests. Our directors, officers and employees are prohibited from taking any actions that may make it more difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner.

A copy of our Code of Conduct is available on our website at www.orthovita.com.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected to hold office until the next Annual Meeting of Shareholders or until their successors have been properly elected and appointed. All of the nominees were previously elected by our shareholders.

The Board of Directors believes that the nominees will be able to serve as directors, if elected. If any nominee is unable to stand for re-election, proxies will be voted for the election of such other person as the Board may recommend, unless the Board reduces the number of directors. Set forth below is certain information concerning the nominees for election as directors:

NOMINEES FOR THE BOARD OF DIRECTORS

Name and Length of Service as Director	Age	Qualifications, Principal Occupation and Certain Directorships
R. Scott Barry, Director since July 2007	38	Currently a Partner at Essex Woodlands Health Ventures, a healthcare venture capital firm, Mr. Barry has experience in acquisitions, investments, financing and strategic partnerships in the healthcare industry. Mr. Barry joined Essex Woodlands in 2006 from Novartis Pharma AG where he most recently served as the Global Head of Pharma M&A and Collaborations. He joined Novartis in 2002 and held positions in the Business Development & Licensing and Mergers & Acquisitions groups. Prior to joining Novartis, Mr. Barry was a Director for Century Capital Associates LLC, a boutique healthcare investment bank and consulting firm. Previously, Mr. Barry held positions at KPMG LLP’s healthcare corporate finance group and assurance services group. Mr. Barry also serves as a director of United Orthopedic Group, Inc., a privately held, global orthopedic company, and Victory Pharma, Inc., a privately held specialty pharmaceutical company. He holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from the Stern School of Business at New York University.

Morris Cheston, Jr. Director since May 2001	72	Mr. Cheston was a partner in the law firm of Ballard Spahr LLP from 1971 through 2008, and is currently Senior Counsel of the firm. Mr. Cheston has extensive experience in securities and corporate law, having represented a broad base of issuers and investment bankers in private placements and public offerings of securities and in mergers and acquisitions. He also has been actively involved for more than 25 years in the pharmaceutical and biotechnology industries, representing companies ranging from start-ups to large pharmaceutical companies, as well as underwriters of their securities offerings. Mr. Cheston is active in numerous civic and charitable organizations including currently serving as the Chairman of the Board of Managers of Pennsylvania Hospital and as a Member of the Board and Executive Committee of Penn Medicine, a division of the University of Pennsylvania. Mr. Cheston received a Bachelor of Arts degree from Princeton University and his Juris Doctor from Harvard Law School.

Name and Length of Service as Director	Age	Qualifications, Principal Occupation and Certain Directorships
Antony Koblish Director since April 2002	44	An executive with over 18 years of experience in the orthopedic industry, Mr. Koblish has served as President and Chief Executive Officer of Orthovita since April 2002, after serving as Senior Vice President of Orthovita’s Commercial Operations since June 2001. From January 1999 to June 2001, Mr. Koblish managed Orthovita’s Worldwide Marketing division. Prior to 1999, Mr. Koblish served as Director of Marketing and Product Development, Reconstructive Specialty Group of Howmedica, Inc., a subsidiary of Pfizer Inc. Mr. Koblish serves on the board of Pennsylvania Bio, a trade association representing Pennsylvania’s biosciences community. He earned a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Science degree in Engineering, Mechanical Engineering and Applied Mechanics from the University of Pennsylvania.

Mary Paetzold Director since February 2003	60	Ms. Paetzold is a CPA with over 35 years of experience with the audit, accounting, internal control and finance functions of public and private companies. From January 2008 to December 2008, she was adjunct professor at the Cameron School of Business at the University of North Carolina at Wilmington. From 1994 through February 2000, Ms. Paetzold served as Vice President, Chief Financial Officer, and director (1996-1997) of Ecogen, Inc., a publicly traded agricultural biotechnology company. From 1973 through 1994, Ms. Paetzold practiced with KPMG Peat Marwick, LLP, predecessor to KPMG LLP, serving as a partner from 1984 until 1994. Ms. Paetzold currently serves as a director and chairman of the audit committee for Immunomedics, Inc., a publicly traded biotechnology company. Ms. Paetzold has a Bachelor of Arts in Mathematics from Montclair State University.

Paul G. Thomas, Director since July 2007	54	Mr. Thomas is an executive with over 20 years of leadership experience in the life sciences industry. Mr. Thomas has served as Chief Executive Officer of Roka Bioscience, Inc., a privately held company principally engaged in the development and commercialization of molecular assays for biopharmaceutical processing, food safety and other industrial testing applications, since September 2009. From October 1998 until August 2008, Mr. Thomas served as Chief Executive Officer, President and a Director of LifeCell Corporation, a company that was publicly traded and developed and marketed innovative tissue repair products for use in reconstructive, orthopedic and urogynecologic surgical procedures, from 1998 until it was acquired in August 2008. Prior to joining LifeCell, Mr. Thomas was President of the Pharmaceutical Products Division of Ohmeda Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas received his M.B.A. degree with an emphasis in Marketing and Finance from Columbia University Graduate School of Business and completed his postgraduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree in Chemistry from St. Michael’s College in Vermont.

Name and Length of Service as Director	Age	Qualifications, Principal Occupation and Certain Directorships
William E. Tidmore, Jr., Director since July 2007; Chairman of the Board since March 2009	67

Mr. Tidmore has over 30 years of senior executive leadership experience in the orthopedic industry. Mr. Tidmore formerly was president and chairman of DePuy Motech Acromed, and formerly was president of various DePuy divisions. DePuy was acquired by Johnson & Johnson in 1999. Mr. Tidmore held various senior management positions during his tenure of over 14 years with Depuy, including responsibilities for international businesses with direct operational responsibilities in several countries across Europe, Latin America, Japan, and Canada. Prior to that Mr. Tidmore served at Ethicon, Inc., where he held several management responsibilities including Vice President of Sales and Marketing in Canada. Mr. Tidmore also serves as a director of Intrinsic Therapeutics, Inc., a privately held medical device company. Mr. Tidmore holds a Marketing degree from the University of Georgia.

Paul Touhey, Director since March 2007	52	Mr. Touhey is an executive with several years of leadership experience in the diagnostics and pharmaceutical industries. Mr. Touhey is President, Chief Executive Officer and a member of the Board of Directors of Fujirebio Diagnostics, Inc., which is a subsidiary of Miraca Holdings, Inc., a healthcare holding company based in Tokyo, Japan, principally engaged in laboratory testing services and in vitro diagnostic products. Prior to his appointment as President and Chief Operating Officer in 2003, Mr. Touhey served as Fujirebio Diagnostics’ Senior Vice President (1999-2003) and Vice President of Operations (1998-1999). Prior to joining Fujirebio Diagnostics, he served in various executive positions at Centocor, Inc., including Vice President of Centocor’s Diagnostics Division. Centocor, Inc. is a subsidiary of Johnson & Johnson. Mr. Touhey is also a member of the Board of Directors of the Medical Device Manufacturers Association (MDMA), a position he has held since 1996. From 2000 to 2003, Mr. Touhey served as Chairman of the Board of MDMA. Mr. Touhey holds a Bachelor’s Degree from Temple University and completed the Cornell University Executive Management Program.

The Board recommends the re-election of the directors based on the qualifications, experience and skills specific to each nominee and briefly described above, as well as on each nominee’s participation in and contributions to the activities of the Board.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE DIRECTORS

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to shareholder ratification, the Audit Committee of the Board of Directors has reappointed the firm of KPMG LLP as the independent registered public accounting firm to audit and report upon our consolidated financial statements for 2010. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit and report upon our consolidated financial statements for 2010. If this appointment is not ratified by shareholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees. The following table sets forth the aggregate fees incurred by the Company in connection with KPMG LLP’s audit of the Company’s consolidated financial statements for the years ended December 31, 2009 and 2008, and for other services rendered by KPMG LLP in those periods.

	Year Ended December 31,
	2009	2008
Audit Fees	$527,251	$472,345
Audit Related Fees	5,000	7,500
Tax Fees	—	—
All Other Fees	—	—

	$532,251	$479,845

Audit Fees are fees paid to KPMG LLP for professional services for the audit of Orthovita’s consolidated financial statements included in the Company’s Form 10-K and review of financial statements included in the Company’s Forms 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements. Audit Related Fees consisted of fees relating to services performed in connection with the issuance of consents to various registration statements under the Securities Act of 1933 filed by Orthovita.

Pre-approval Policies and Procedures

All audit and non-audit services to be performed by Orthovita’s independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee has adopted policies and procedures for giving such approval. The Audit Committee policy also allows the Audit Committee Chairperson to pre-approve between Audit Committee meetings in 2010 audit or non-audit services up to $25,000 in the aggregate and report such fees to the Committee at the next meeting.

The Audit Committee has reappointed, subject to shareholder ratification, the firm of KPMG LLP, as the independent registered public accounting firm, to audit and report upon the Company’s consolidated financial statements for 2010 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In appointing KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining their independence.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Any shareholder proposals (other than proposals generally to nominate directors) intended to be presented at an annual meeting of shareholders called for a date between June 26, 2011 and August 26, 2011 and considered for inclusion in our proxy materials must be received by January 1, 2011 and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded.

Any shareholder proposals (other than those proposals generally seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2011 and not included in our proxy materials must comply with the advance notice provision in Section 3.09 of our by-laws. If we call the 2011 annual meeting of shareholders for a date between June 26, 2011 and August 26, 2011, we must receive notice of the proposal on or after April 27, 2011 and on or before May 27, 2011. If we call the 2011 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by April 27, 2011 or is received after May 27, 2011 (or is not received by the tenth day following the day we mail notice of, or announce publicly, the date of our 2011 annual meeting of shareholders, if such meeting is not called for a date between June 26, 2011 and August 26, 2011), the shareholder proposals will be deemed “untimely,” and the proxies solicited in connection with such meeting may confer discretionary authority to vote on the proposal included in such notice without any disclosure regarding that proposal in the proxy statement for such meeting.

Shareholders who wish to nominate directors for election must comply with the procedures described under “About the Meeting—Can a shareholder recommend a candidate for nomination as a director of Orthovita?” beginning on page 4.

All shareholder proposals to be considered for inclusion in Orthovita’s proxy statement and proxy for the 2011 Annual Meeting of Shareholders of Orthovita must be submitted in writing to Christine J. Arasin, Corporate Secretary, Orthovita, Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355.

ANNUAL REPORT TO SHAREHOLDERS

If you received a printed set of proxy materials, a copy of the Annual Report for the year ended December 31, 2009 is enclosed. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

Orthovita’s Annual Report to Shareholders is available at www.stocktrans.com/eproxy/orthovita2010. Orthovita’s Annual Report on Form 10-K for the year ended December 31, 2009 is also available on Orthovita’s website at www.orthovita.com under “Investors,” then “SEC Filings.” In addition, a copy of Orthovita’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC, excluding exhibits thereto, may be obtained, without charge, by contacting Nancy C. Broadbent, Chief Financial Officer, at Orthovita, Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355.

By Order of the Board of Directors,

CHRISTINE J. ARASIN Corporate Secretary

Malvern, Pennsylvania

April 30, 2010

ORTHOVITA, INC.

2010 Annual Meeting of Shareholders – July 26, 2010

This Proxy Is Solicited on Behalf of the Board of Directors of Orthovita, Inc.

The undersigned, having duly received notice of the meeting, the proxy statement, and annual report of Orthovita, Inc., and revoking all prior proxies, hereby appoints each of Antony Koblish and Nancy C. Broadbent, proxy of the undersigned (with full power of substitution and resubstitution), for and in the name(s) of the undersigned, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the 2010 Annual Meeting of Shareholders of Orthovita, Inc. to be held at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103, USA at 4:00 p.m. (local time), on Monday, July 26, 2010, and any postponed or adjourned sessions thereof, subject to the directions indicated on this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES

☒	Please mark your votes as in this example.

1.	ELECTION OF DIRECTORS

Nominees: R. Scott Barry, Morris Cheston, Jr., Antony Koblish, Mary E. Paetzold, Paul G. Thomas, William E. Tidmore, Jr. and Paul Touhey

☐  FOR ALL NOMINEES        ☐  WITHHOLD FOR ALL NOMINEES         ☐  FOR ALL NOMINEES EXCEPT

To withhold authority to vote for a particular nominee(s), mark the “FOR ALL NOMINEES EXCEPT” box and write the name of the nominee(s) on the line provided:

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

☐  FOR         ☐  AGAINST        ☐  ABSTAIN

3.	To act upon such other matters as may properly come before the meeting.

☐  FOR         ☐  AGAINST        ☐  ABSTAIN

IN HIS OR HER DISCRETION, EACH PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED ON THIS PROXY CARD, THIS PROXY WILL BE VOTED “FOR” THE LISTED NOMINEES FOR ELECTION AS DIRECTOR AND “FOR” ALL OF THE OTHER PROPOSALS SPECIFIED ON THIS PROXY CARD.

Attendance of the undersigned at the meeting or at any postponement or adjournment sessions thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting or sessions the intention of the undersigned to revoke said proxy in person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

DATE:

SIGNATURE:

PRINTED NAME:

SIGNATURE (if held jointly):

EMAIL:

Note: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such, and if signed as a corporation or other entity, please sign with the entity name by duly authorized officer or officers. Joint owners should each sign personally.

YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1.	VOTE BY INTERNET:

Log-on to www.votestock.com

Enter your control number printed below

Vote your proxy by checking the appropriate boxes

Click on “Accept Vote”

OR

2.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at

1-866-578-5350 on a touch-tone telephone

OR

3.	VOTE BY MAIL: If you do not wish to vote over the Internet or by telephone, please complete, sign, date and return the accompanying proxy card in the pre-paid envelope provided.

You may vote by Internet or telephone 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 p.m., Eastern Daylight Time, on July 25, 2010. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.

YOUR CONTROL NUMBER IS: